November 2, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

The Cornerstones of Our Franchise

During the last week of October, the Federal Home Loan Bank of New York had the privilege of hosting two of the cornerstones of our cooperative: our local member lenders, and the dealers who help drive our funding franchise.

On October 26, in Manhattan, we welcomed 29 member institutions to The Harvard Club, where they received business updates from Kevin Neylan, our Chief Financial Officer; Adam Goldstein, our Head of Sales & Marketing; and me. With banks, credit unions, insurance companies and CDFIs all represented at this stockholders’ meeting, the audience reflected the wide diversity of our membership.

We have held several of these stockholders’ meetings across our District throughout the year, and look forward to hosting additional events in 2016. It is our belief that these events can provide our members with a better understanding of our cooperative, and help to ensure you are getting the most value out of your membership with the Federal Home Loan Bank of New York.

That value is derived from our ability to provide a steady and reliable source of funding for our members. The Federal Home Loan Banks are able to provide this funding thanks, in part, to a strong network of dealers who serve to place Federal Home Loan Bank System debt with interested investors. In effect, these dealers bolster our ability to connect the local lender to the global markets. On October 29, Wall Street’s Museum of American Finance served as the backdrop for the 2015 Federal Home Loan Bank System Annual Dealer Meeting. This marked the sixth straight year New York has hosted the annual System-wide event, which is organized by our own Director of Marketing and Corporate Events, Candice Soldano. Our team joined with our fellow Federal Home Loan Banks and the Office of Finance to welcome representatives from 76 dealer firms and thank them for the support they continue to show our debt franchise.

Our dealer network ensures that we have the funding needed to meet our members’ needs, and our members put those funds to work in the communities we all serve. These two distinct groups serve as two of the cornerstones of the Federal Home Loan Bank System, and are vital to our ability to act on our mission.

FHLBNY Announces Third Quarter Results

Our focus on our mission positions us to succeed. On October 26, we announced our results for the third quarter of 2015. Our strong results for the quarter and our consistent performance for the year ensures our cooperative remains a reliable partner for our members. In the third quarter, we posted net income of $83.0 million, and a return on average equity of 5.27 percent. As of September 30, 2015, our total assets were $122.9 billion, an increase of $3.3 billion from total assets of $119.6 billion at June 30, 2015. Our total capital was $6.3 billion, unchanged from the second quarter. During the third quarter, we increased both our unrestricted retained earnings and our restricted retained earnings, strengthening our ability to protect our cooperative. Most importantly, at the end of the third quarter, we had $90.7 billion in advances flowing through communities across our District.

Board of Director Elections Underway

As a reminder, our 2015 Director Elections are underway. On October 2, ballot packages were mailed to institutions that were FHLBNY members on December 31, 2014. Our New York members have the opportunity to vote to fill two open New York Member Director seats, and all of our members are able to vote to fill two open districtwide Independent Director seats. There are no Member Director seats up for election in either New Jersey or the Caribbean this year. All ballots must be received at the Bank by no later than 5:00 p.m. on Friday, November 6.

Your vote is very important. Our people – including our Board – are another cornerstone of our cooperative, and the guidance our Member and Independent Directors provide keep us focused on our mission and meeting the needs of our members and our community. Again, I ask all of you to participate in this year’s election process.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.